FOR IMMEDIATE RELEASE

November 2, 2016

For more information contact:

Scott Estes (419) 247-2800

Scott Brinker (419) 247-2800

Welltower Announces Significant Portfolio Repositioning

Toledo, Ohio, November 2, 2016….. Welltower Inc. (NYSE:HCN) today announced it has increased its 2016 disposition guidance from $1.3 billion to $4.1 billion of proceeds in a strategic repositioning of its premier health care real estate portfolio. As detailed in the company’s third quarter 2016 Earnings Release and Supplement issued today, $832 million of total dispositions have closed as of September 30, 2016.

“This repositioning will strengthen our focus on premium private-pay health care real estate, reinforce our industry-leading balance sheet strength, and enhance our operating and financial performance,” said Tom DeRosa, CEO of Welltower.

The pro forma impact of these transactions are expected to achieve several strategic benefits:

•         Significant increase in private pay revenue mix to 92.4% from 89.4%

•         Reduce long-term/post-acute care concentration to 13.5% from 19.9%

•         Improve long-term/post-acute care payment coverage after management fees to 1.45x from 1.34x

•         Further deleverage the balance sheet with undepreciated book capitalization moving to 34.4% from 39.5% and strengthening credit metrics

Dispositions Overview

We expect to execute on $3.3 billion of disposition proceeds in the fourth quarter, including $1.9 billion of long-term/post-acute care, $1.2 billion of seniors housing triple-net, $51 million of seniors housing operating and $150 million of loan payoffs. The total 2016 estimated disposition proceeds forecast includes approximately $1.7 billion of Genesis Healthcare, Inc. (NYSE:GEN) properties to be executed in three separate transactions where we have either closed or entered into definitive agreements. Two of the transactions representing $1.2 billion are sales to third parties. The third transaction is a joint venture between Welltower (25%) and a foreign institutional investor (75%) and includes a combination of Genesis and Brookdale Senior Living, Inc. (NYSE:BKD) properties. These proceeds include $75 million of notes payable issued from Genesis to Welltower. These notes represent consideration in exchange for the reduced rent and lower lease escalators to be paid by Genesis under the new leases with the buyers. The terms of the remaining Welltower master lease remain unchanged. The effective cap rate for the combined Genesis dispositions to Welltower is 9.0%.

In addition to the Genesis transactions described above, the company expects to realize value across other portfolios, capitalizing on the robust capital market conditions and increased domestic and foreign institutional investor interest in U.S. health care real estate. We anticipate approximately $1.6 billion of additional proceeds from other transactions now included in Welltower’s 2016 disposition guidance.

Pro forma for the transactions, our long-term/post-acute care exposure will decrease from 19.9% to 13.5% and our Genesis concentration will decrease from 13.8% to 7.1%. We will also achieve significant balance sheet deleveraging, improved credit metrics and increased financial flexibility.

The tables below show estimated fourth quarter disposition guidance followed by projected use of proceeds (dollars in millions). Amounts, yields and timing are estimates and subject to change.

Disposition Proceeds	Estimated Amount	Effective Cap Rate(1)
Long-Term/Post-Acute Care (LT/PAC)	$1,867	9.0%
Seniors Housing Triple-Net (SH NNN)	1,206	6.3%
Seniors Housing Operating (SHO)	51	5.8%
Loans Receivable	150	10.1%
Total	$3,274	8.0%

(1) Represents current annual cash NOI as a percentage of estimated proceeds.

Use of Proceeds	Estimated Amount	Estimated Yield/Rate
4Q16 Acquisitions/Loans	$314	7.2%
4Q16 Development Funding	156	8.0%
Line of Credit Payoff	1,350	1.4%*
2017 Senior Notes Payoff	450	4.7%
Secured Debt Payoffs	668	5.4%
Preferred Stock Redemption	288	6.5%
Debt Extinguishments and Other Costs	48	n/a
Total Uses	$3,274

* Rate as of 9/30/2016

Pro Forma Portfolio Metrics:

The dispositions are expected to have a significant positive impact on our private pay mix, LT/PAC payment coverage and tenant concentration, as shown in the table below. Please see the accompanying exhibits for In-Place Net Operating Income (IPNOI) reconciliations. The pro forma metrics are based on current expectations for dispositions and uses of proceeds described above which are subject to change.

Metrics	3Q16	Pro Forma	Change
Total Private Pay Revenue Mix %	89.4%	92.4%	3.0%
LT/PAC Payment Coverage after management fee	1.34x	1.45x	0.11x
Genesis % of IPNOI	13.8%	7.1%	-6.7%
LT/PAC % of IPNOI	19.9%	13.5%	-6.4%

Pro Forma Credit Metrics:

The dispositions are expected to significantly improve all credit metrics, as shown in the table below. Please see the accompanying exhibits for reconciliations. The pro forma metrics are based on current expectations for dispositions and uses of proceeds described above which are subject to change.

Metrics	3Q16	Pro Forma	Change
Net Debt / Undepreciated Book Capitalization	39.5%	34.4%	-5.1%
Net Debt / Enterprise Value	30.9%	26.6%	-4.3%
Net Debt / Adjusted EBITDA	5.7x	5.1x	-0.6x
Secured Debt / Total Assets	11.1%	9.4%	-1.7%
Adjusted Interest Coverage	4.3x	4.4x	0.1x
Adjusted Fixed Charge Coverage	3.4x	3.6x	0.2x
Available Liquidity (millions)(1)	$2,106	$3,456	$1,350

(1) Represents line of credit availability plus unrestricted cash and IRC section 1031 deposits.

Additional 2017 Genesis Dispositions

In addition to the transactions described above, the company has entered into a memorandum of understanding with Genesis to exit certain states that Genesis considers non-core due to lack of scale and other strategic reasons. We expect to receive approximately $120 million of proceeds from the sale of 14 properties we own in these states. Additionally, we have agreed to provide Genesis the option to buy back an additional $500 million of real estate in the first half of 2017.

Management expects to further discuss the transactions described in this release on its earnings call on November 2, 2016 at 10:00 a.m. Eastern Time.  Investors and other interested parties may access the conference call in the following ways:

•         At the company’s website: www.welltower.com. To participate in the webcast, please log on 15 minutes in advance of the scheduled call to download the necessary software. A webcast replay will be available approximately two hours after the conference call concludes and will be available for 90 days.

•         By telephone: The telephone dial-in number in the U.S. is 888-346-2469. For participants outside the U.S., the dial-in number is 706-758-4923. The conference ID number is 94724138.

A replay of the conference call will be available beginning at approximately 1:00 p.m. on November 2, 2016, and ending on November 16, 2016. The replay dial-in number for U.S. participants is 855-859-2056. For participants outside the U.S., the replay dial-in number is 404-537-3406. The replay conference ID number is 94724138.

Supplemental Reporting Measures We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we consider in-place net operating income (IPNOI) and adjusted earnings before interest, taxes, depreciation and amortization (A-EBITDA) to be useful supplemental measures of our operating performance.

NOI is used to evaluate the operating performance of the company’s properties. The company defines NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets.  IPNOI represents NOI excluding interest income, other income and non-cash NOI and adjusted for timing of current quarter portfolio changes such as acquisitions, development conversions, segment transitions, dispositions and investments held for sale. This supplemental measure is disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We does not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

EBITDA stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Covenants in our primary unsecured credit facility and senior unsecured notes contain financial ratios based on a definition of EBITDA that is specific to those agreements.  Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.  Due to the materiality of these debt agreements and the financial covenants, we have defined A-EBITDA to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, transactions costs, gains/losses/impairments on properties, gains/losses on derivatives and other non-recurring and/or non-cash income/charges. We believe that EBITDA and A-EBITDA, along with net income and cash flow provided from operating activities, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. We primarily utilize them to measure our interest coverage ratio, which represents EBITDA and A-EBITDA divided by total interest, and our fixed charge coverage ratio, which represents EBITDA and A-EBITDA divided by fixed charges. Fixed charges include total interest, secured debt principal amortization and preferred dividends.

The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies.  The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, these measures are utilized by the Board of Directors to evaluate management.  A-EBITDA is also used to indicate our compliance with financial covenants in our primary unsecured credit facility and senior unsecured notes and is not being presented for use by investors for any other purpose.  None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.

About Welltower Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com  in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Pro Forma In-Place Net Operating Income (IPNOI) Reconciliation			Exhibit 1
(In thousands at Welltower pro rata ownership)
	3Q16 Actual(1)	Adjustments(2)	Pro Forma
Annualized IPNOI:
Genesis long-term/post-acute care	$288,541	$(152,394)	$136,147
Other long-term/post-acute care	129,251	(3,037)	126,214
Total long-term/post-acute care	417,792	(155,431)	262,361
Genesis seniors housing triple-net	745	745	1,490
All other	1,682,139	(2,293)	1,679,846
Total annualized IPNOI	$2,100,676	$(156,979)	$1,943,697
Total quarterly IPNOI	525,169
IPNOI adjustments(3)	70,339
Pro rata NOI	595,508
Pro rata NOI adjustments(4)	9,945
Consolidated NOI(5)	$605,453

% of annualized IPNOI:
Genesis % of IPNOI	13.8%	-6.7%	7.1%
Total LTPAC % of IPNOI	19.9%	-6.4%	13.5%

Notes:
(1) Please refer to Earnings Release and Supplemental Information reports issued November 2, 2016 for additional information.
(2) Represents adjustments to reflect estimated 4Q16 dispositions and acquisitions described in this press release.

(3) Includes interest income, other income, non-cash NOI, NOI for assets sold/held for sale and timing adjustments related to current quarter acquisitions, development conversions and segment transitions.

(4) Represents NOI amounts attributable to joint venture partners, both majority and minority, net.
(5) Represents total revenues less property operating expenses.

Pro Forma Capitalization Reconciliations			Exhibit 2
(In thousands)
	3Q16 Actual(1)	Adjustments(2)	Pro Forma
Net Debt to Undepreciated Book Capitalization:
Line of credit	$1,350,000	$(1,350,000)	$-
Long-term debt obligations	12,080,888	(1,149,833)	10,931,055
Cash and cash equivalents(3)	(456,420)	-	(456,420)
Net debt	$12,974,468	$(2,499,833)	$10,474,635
Accumulated depreciation and amortization	4,243,038	(280,438)	3,962,600
Total equity(4)	15,657,768	356,607	16,014,375
Undepreciated book capitalization	$32,875,274	$(2,423,664)	$30,451,610
Net debt to undepreciated book capitalization ratio	39.5%	-5.1%	34.4%

Net Debt to Enterprise Value:
Net debt	$12,974,468	$(2,499,833)	$10,474,635
Common equity market capitalization(5)	27,098,517	-	27,098,517
Preferred stock	1,006,250	(287,500)	718,750
Noncontrolling interests(4)	867,923	159,037	1,026,960
Enterprise value	$41,947,158	$(2,628,296)	$39,318,862
Net debt to enterprise value ratio	30.9%	-4.3%	26.6%

Secured Debt to Total Assets:
Secured debt	$3,317,933	$(700,537)	$2,617,396
Total assets	$29,856,339	$(2,087,895)	$27,768,444
Secured debt to total assets ratio	11.1%	-1.7%	9.4%

Notes:
(1) Please refer to Earnings Release and Supplemental Information reports issued November 2, 2016 for additional information.
(2) Represents adjustments to reflect all transactions related to estimated 4Q16 dispositions and uses of proceeds described in this press release.
(3) Inclusive of IRC section 1031 deposits.
(4) Includes all noncontrolling interests (redeemable and permanent).
(5) Based on outstanding shares of 362,425,000 and $74.77 per share as of 9/30/16.

Pro Forma Coverage Ratio Reconciliations			Exhibit 3
(In thousands)
	3Q16 Actual(1)	Adjustments(2,3)	Pro Forma
Net Debt to Adjusted EBITDA:
Net income	$354,741	$453,269	$808,010
Interest expense	129,699	(20,283)	109,416
Income tax expense (benefit)	(305)	-	(305)
Depreciation and amortization	218,061	(5,643)	212,418
EBITDA	$702,196	$427,343	$1,129,539
Transaction costs	19,842	-	19,842
Stock-based compensation	5,401	-	5,401
Loss/impairment (gain) on sales of properties, net	(152,646)	(526,551)	(679,197)
Loss (gain) on debt extinguishments, net	-	41,481	41,481
Loss (gain) on derivatives, net	(2,516)	-	(2,516)
Adjusted EBITDA	$572,277	$(57,727)	$514,550
Adjusted EBITDA annualized	$2,289,108	$(230,908)	$2,058,200
Net debt(4)	$12,974,468	$(2,499,833)	$10,474,635
Net debt to adjusted EBITDA ratio	5.7x	-0.6x	5.1x

Interest and Fixed Charge Coverage Ratios:
Interest expense	$129,699	$(20,283)	$109,416
Capitalized interest	4,766	1,640	6,406
Non-cash interest	(543)	1,305	762
Total interest	$133,922	$(17,338)	$116,584
Adjusted EBITDA	$572,277	$(57,727)	$514,550
Adjusted interest charge coverage ratio	4.3x	0.1x	4.4x

Total interest	$133,922	$(17,338)	$116,584
Secured debt principal amortizations	18,151	(3,671)	14,480
Preferred dividends	16,352	(4,672)	11,680
Total fixed charges	$168,425	$(25,681)	$142,744
Adjusted EBITDA	$572,277	$(57,727)	$514,550
Adjusted fixed charge coverage ratio	3.4x	0.2x	3.6x

Notes:
(1) Please refer to Earnings Release and Supplemental Information reports issued November 2, 2016 for additional information.
(2) Includes adjustments to reflect all transactions related to estimated 4Q16 dispositions and uses of proceeds described in this press release.

(3) Also includes adjustments to reflect a full quarter impact of the $1.15 billion 19-community seniors housing portfolio acquisition described in the company's Earnings Release dated November 2, 2016.

(4) See Exhibit 2.